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Exhibit 21.1

LIST OF SUBSIDIARIES OF CELLU TISSUE HOLDINGS, INC.

Name of Subsidiary	State of Incorporation/Organization
Cellu Tissue Corporation—Natural Dam	Delaware
Cellu Tissue Corporation—Neenah	Delaware
Cellu Tissue LLC	Delaware
Coastal Paper Company	Virginia
Interlake Acquisition Corporation Limited	Nova Scotia, Canada
Menominee Acquisition Corporation	Delaware
Van Paper Company	Mississippi
Van Timber Company	Mississippi
Cellu Tissue—CityForest LLC	Minnesota
Cellu Tissue—Thomaston, LLC	Delaware
Cellu Tissue—Long Island, LLC	Delaware

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF CELLU TISSUE HOLDINGS, INC.